Exhibit 99.1

Eagle Receives Notification from Amex of Non-Satisfaction of Certain Listing Standards

LEAGUE CITY, Texas - Eagle Broadband, Inc. (AMEX: EAG), announced that on November 29, 2006, the company received notice from the Amex indicating that the company is not currently satisfying certain of the Exchange’s continued listing standards in Section 1003 of the Amex Company Guide concerning shareholders equity and losses from continuing operations. The notice was based on a review by Amex of the company’s Form 10-K for the year ended August 31, 2006.

The company has been afforded the opportunity to submit a plan of compliance to Amex by December 29, 2006, that demonstrates the company’s ability to satisfy Section 1003 of the Company Guide by May 29, 2008. The company intends to submit such a plan on or before December 29, 2006.

With Amex’s acceptance of the plan, the company expects to continue its listing during the plan period of up to 18 months, during which time the company will be subject to periodic review to determine whether it is making progress consistent with the plan. If Amex does not accept the company’s plan, or if accepted, the company is not in compliance with the continued listing standards at the end of the 18-month plan period or the company does not make progress consistent with the plan during such period, then Amex may initiate delisting proceedings.

For more information on Eagle Broadband, visit www.eaglebroadband.com.

About Eagle Broadband, Inc.

Eagle Broadband is a technology company that develops and delivers products and services in three core business segments:

•   IPTV -- Eagle Broadband’s IPTVComplete™ provides direct access to more than 200 channels of high-demand programming from popular entertainment providers, often using Eagle’s high-definition, set-top boxes.

•   SatMAX® -- Eagle Broadband’s SatMAX provides indoor/outdoor communications utilizing the global Iridium-based (www.iridium.com) satellite communications system. It offers both fixed and mobile solutions, including the emergency first responder SatMAX Alpha “SatMAX-in-a-suitcase” technology.

•   IT Services - Eagle Broadband's IT Services Group is a full-service integrator offering a complete range of network technology products including VoIP, remote network management, network implementation services and IT project management services.

EAGG

Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, the company’s ability to continue as a going concern, the company’s liquidity constraints and ability to obtain financing and working capital on favorable terms, the continued acceptance of the company’s products, increased levels of competition, new products and technological changes, the company’s dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.

# # #

Eagle Media Contact:

Jackie Hutto, Griffin Integrated Marketing; (281) 335-0200